EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES THIRD QUARTER 2007 RESULTS

Net Loss of $4.3 Million

Diluted Loss Per Share of $0.27

Excluding Pre-Tax Restructuring Expenses of $18.2 million, Diluted Earnings Per Share of $0.46

Alpharetta, GA, October 25, 2007.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2007		2006
	Third Quarter	Year-to- Date	Third Quarter	Year-to- Date

Net Sales	$184.2	$526.3	$161.5	$489.0
Restructuring Expenses	18.2	24.3	12.4	16.3
Operating Profit (Loss)	(3.0)	12.1	(2.8)	10.4
Net Income (Loss)	(4.3)	0.9	(1.7)	3.6

Earnings (Loss) Per Share — Diluted	$(0.27)	$0.06	$(0.11)	$0.23
Plus: Restructuring Expenses Per Share — Diluted	0.73	0.98	0.52	0.68
Earnings Per Share Without Restructuring Expenses — Diluted*	$0.46	$1.04	$0.41	$0.91

Average Shares — Diluted	15.8	15.8	15.5	15.5

*Earnings Per Share Without Restructuring Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings Per Share reduction caused by Restructuring Expenses to Earnings Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported a third quarter 2007 net loss of $4.3 million, which included $18.2 million in pre-tax restructuring expenses, compared with a net loss of $1.7 million during the third quarter of 2006.  The diluted loss per share was

$0.27 compared with a diluted loss per share of $0.11 in the prior-year quarter.  Restructuring expenses reduced third quarter earnings per share by $0.73 in 2007 and $0.52 in 2006. Excluding restructuring expenses, earnings per share for the third quarter of 2007 and 2006 would have been $0.46 and $0.41, respectively.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s net loss for the third quarter of 2007 primarily reflected increased expenses associated with restructuring activities in the United States, France and Brazil. Excluding restructuring expenses from both 2007 and 2006, earnings improved during the third quarter of 2007 over the prior-year period, with operating profit increasing 58 percent. This stemmed from increased demand and higher production capacity utilization for reconstituted tobacco leaf products. Also, sales volume growth and improved manufacturing costs were achieved for lower ignition propensity-related cigarette papers. We continued to realize significant savings during the third quarter from cost reduction activities across our businesses. These improvements were partially offset by the impacts of cost inflation, reduced traditional tobacco-related paper volumes and further strengthening of the Brazilian real. We also improved cash generation, in part from a further substantial decrease in working capital, during the third quarter of 2007.”

Restructuring Expenses

Schweitzer-Mauduit initiated restructuring activities during 2006 and 2007 in France and the United States and in 2007 in Brazil. In accordance with applicable U.S. generally accepted accounting principles, restructuring expenses associated with these actions were recognized during the third quarters of both 2007 and 2006, totaling $18.2 million and $12.4 million, respectively.

On October 1, 2007, Schweitzer-Mauduit announced a three-part restructuring plan to reduce production capacity for tobacco-related papers in both France and the United States as well as to reduce employment levels, for cost reduction purposes, in Brazil. The three-part plan includes the expected idling of a base tipping paper machine at Papeteries de Malaucène, or PdMal, in Malaucène, France by the end of 2008 and the shutdown of our entire operation located at Lee, Massachusetts beginning in May 2008. The Company plans to transfer base tipping paper production from PdMal and the Lee Mills to its Santanesia, Brazil facility, transfer porous plug wrap production from the Lee Mills to its facilities in Ancram, New York and to Papeteries de Mauduit S.A.S., or PdM, in Quimperlé, France, and discontinue the sale of the majority of commercial and industrial papers currently produced at the Lee Mills, as well as other streamlining activities. As a result of these actions, employment levels are expected to be reduced by approximately 300 employees, of which a reduction of approximately 60 people occurred in Brazil during the third quarter of 2007. Restructuring activities under the three-part plan are expected to be completed by the end of 2008.

Implementation of Schweitzer-Mauduit’s strategy, originally announced in 2006, to become a low cost and the highest quality cigarette and long fiber paper manufacturer in western Europe continues. This plan includes capital investments of $25 million as well as workforce and paper machine restructuring activities at PdM, the largest of the Company’s three French paper operations. Through September 2007, workforce reductions totaling 143 employees have been achieved at PdM out of the 209 total reductions planned. The remaining reductions are expected to primarily occur in the fourth quarter of 2007. The PdM restructuring plan resulted in the shutdown of one cigarette paper machine earlier in 2007 and a second machine is expected to cease operation upon completion of the capital investments during the first quarter of 2008.

The Company projects pre-tax restructuring expenses under the recently announced three-part restructuring plan of $27 to $30 million, comprised of $15 to $17 million in fixed asset impairment charges, accelerated depreciation and other non-cash costs and $12 to $13 million in severance and other cash costs. Combined with restructuring activities already being undertaken at PdM and the Lee Mills, total restructuring expenses for Schweitzer-Mauduit from 2006 through 2008 are now expected to be in the range of $56 to $61 million, comprised of $34 to $36 million in severance and other cash costs and $22 to $25 million in fixed asset impairment charges, accelerated depreciation and other non-cash costs.

The following table summarizes restructuring expenses recorded during 2007 and 2006.

(Amounts in Millions, Except Per Share Amounts)

	2007		2006
	Third Quarter	Year-to- Date	Third Quarter	Year-to- Date
France	$5.8	$11.2	$10.6	$11.3
United States	12.0	12.7	1.8	5.0
Brazil	0.4	0.4	—	—
Total	18.2	24.3	12.4	16.3

Cash	6.9	11.5	10.5	11.2
Non-Cash	11.3	12.8	1.9	5.1
Total	18.2	24.3	12.4	16.3

Restructuring Expenses Per Share — Diluted	$0.73	$0.98	$0.52	$0.68

Third Quarter 2007 Results

Consolidated net sales were $184.2 million for the quarter compared with $161.5 million in the same period a year ago, an increase of 14 percent.  The increase in net sales resulted from $8.9 million due to increased sales volumes, $7.3 million in higher average selling prices, primarily due to an improved mix of products sold, and $6.5 million from favorable foreign currency exchange rate impacts. The increase in average selling prices reflected an improved mix of products sold in the United States, related primarily to increased sales of cigarette paper for lower ignition propensity cigarettes, and in the French paper businesses. Currency changes primarily reflected the impact of a stronger euro compared with the U.S. dollar.

Total sales volumes increased by 5 percent for the quarter compared with the third quarter of 2006. Sales volumes for the French segment increased by 11 percent, primarily as a result of higher sales of reconstituted tobacco leaf products. Sales volumes in the United States decreased by 1 percent, reflecting reduced sales of commercial and industrial papers associated with the announced exit of this business. Sales volumes in Brazil decreased by 7 percent compared with the prior year as a result of lower commercial and industrial paper sales partially offset by continued growth in tobacco-related paper sales.

The operating loss was $3.0 million for the quarter compared with an operating loss of $2.8 million during the third quarter of 2006.  Excluding restructuring expenses of $18.2 million and $12.4 million recognized in the third quarters of 2007 and 2006, respectively, operating profit was $15.2 million for the current-year quarter, an increase of 58 percent from the prior-year quarter.

Mill operations improved, primarily reflecting cost reduction activities across all business units and benefits of restructuring activities, despite continued reduced machine production schedules across the French and U.S. paper operations. Increased average selling prices, resulting primarily from an improved mix of products sold, improved operating profit by $2.5 million during the quarter. Higher sales volumes, primarily in the French segment, increased operating profit by $2.4 million.

Inflationary cost increases, primarily related to higher per ton wood pulp costs, labor rates and other purchased material costs, unfavorably impacted operating results by $2.6 million during the quarter.  Changes in per ton wood pulp costs increased operating expenses by $1.6 million compared with the prior-year quarter. The average per ton list price of northern bleached softwood kraft pulp in the United States was $835 per metric ton during the third quarter of 2007 compared with $755 per metric ton during the third quarter of 2006. Higher labor rates across all units unfavorably impacted operating expenses by $1.1 million compared with the third quarter of 2006. Other purchased material costs increased $0.7 million during the quarter. Energy costs declined $0.8 million as lower electricity and natural gas rates in France were partially offset by increased electricity rates in the United States and Brazil.

During the third quarter, machine operating schedules increased within the French reconstituted tobacco products operation, offsetting the impact of reduced machine operating schedules and lower production volumes for tobacco-related and commercial and industrial papers in France and the United States. As a result, operating results were not materially impacted by changes in absorption of fixed costs during the third quarter.

Operating profit for the French segment totaled $7.6 million during the quarter compared with an operating loss of $1.1 million during the third quarter of 2006.  Excluding a decrease in French restructuring expenses of $4.8 million, operating profit increased by $3.9 million, or 41 percent. Increased sales volumes improved operating profit by $2.6 million. Mill operations improved, in part reflecting the benefits of restructuring activities. Higher average selling prices, primarily due to an improved mix of products sold, increased operating profit by $1.3 million. Favorable fixed cost absorption from improved reconstituted tobacco leaf machine utilization, partially offset by decreased machine utilization for tobacco-related papers, increased operating profit by

$0.8 million.  Inflationary cost increases reduced operating profit by $1.0 million, including higher per ton wood pulp costs, labor rates and other purchased materials expenses partially offset by lower energy rates.

The U.S. business unit operating loss was $7.3 million for the quarter compared with operating profit of $0.1 million during the prior-year quarter. Excluding a $10.2 million increase in restructuring expenses, operating profit increased by $2.8 million, primarily the result of improved mill operations.  Changes in the mix of products sold, primarily due to increased sales of cigarette paper for lower ignition propensity cigarettes and decreased sales of commercial and industrial papers, increased U.S. operating profit by $0.9 million.  Inflationary cost increases had an unfavorable impact of $0.7 million during the quarter, primarily related to higher per ton wood pulp costs. Unfavorable fixed cost absorption from increased paper machine downtime during the third quarter of 2007 compared with the prior-year period decreased operating profit by $0.5 million.

The Brazilian business unit realized an operating loss of $0.9 million during the third quarter of 2007 versus an operating loss of $0.1 million during the prior-year quarter. Excluding restructuring expenses, the Brazilian unit’s operating loss during the third quarter of 2007 would have been $0.5 million. The stronger Brazilian real versus the U.S. dollar had an unfavorable impact on the operating results comparison of $1.1 million. Inflationary cost increases totaled $0.8 million, caused equally by increased energy rates, higher per ton wood pulp costs, labor rates and other purchased material expenses. Improved mill operations, including cost reduction activities, benefited operating results and partially offset these unfavorable impacts.

Nonmanufacturing expenses increased by $2.1 million, or 16 percent, during the third quarter of 2007 versus the prior-year quarter primarily due to increased employee compensation expenses. Only minimal incentive compensation expenses were incurred in 2006 due to lower overall financial performance whereas 2007 expenses reflect expectations for more normal levels of incentive achievement.

Income tax benefits were recognized during the third quarters of 2007 and 2006 due to the losses created by restructuring expenses and the resulting impacts on full-year projected taxable earnings.

Minority interest of $2.2 million increased by $1.2 million due to improved results at our 72 percent owned French subsidiary, LTR Industries, S.A., or LTR.

The consolidated net loss for the third quarter of 2007 was $4.3 million compared with a net loss of $1.7 million during the third quarter of 2006.  The diluted loss per share was $0.27 compared with a diluted loss per share of $0.11 for the prior-year quarter.  Excluding restructuring expenses, diluted earnings per share would have been $0.46 for the third quarter of 2007 and $0.41 for the third quarter of 2006, an increase of 12 percent.

Year-To-Date Results

Net sales were $526.3 million for the first nine months of 2007, an 8 percent increase over the 2006 level.  Higher average selling prices, which improved net sales by $22.2 million during the first three quarters of 2007, primarily reflected an improved sales mix in both France and the United States. Changes in currency exchange rates increased net sales through September 2007 by $20.0 million primarily due to a stronger euro, Brazilian real and Philippine peso versus the U.S. dollar. Changes in sales volumes decreased net sales by $4.9 million, primarily due to lower sales volumes in the United States. Total sales volumes increased by 1 percent versus the prior year.  French business unit sales volumes increased by 2 percent reflecting increased reconstituted tobacco leaf product sales partially offset by lower sales of tobacco-related papers. Brazilian business unit sales volumes increased 5 percent due to increased tobacco-related papers sales. U.S. business unit sales volumes declined by 7 percent due to both tobacco-related and commercial and industrial papers sales decreases.

Operating profit through the first nine months of 2007 totaled $12.1 million, an increase of $1.7 million, or 16 percent, from $10.4 million during the same period in 2006.  Excluding an increase of $8.0 million in restructuring expenses, year-to-date operating profit increased by $9.7 million, or 36 percent, and totaled $36.4 million for the first three quarters of 2007. Increased average selling prices, primarily due to an improved mix of products sold, combined with the impact of changes in sales volumes to increase operating profit by $13.1 million versus 2006. Cost reduction activities in all business units significantly benefited 2007 results. Inflationary cost increases decreased profitability by $7.9 million primarily due to higher per metric ton wood pulp expenses, labor rates and purchased material costs partially offset by decreased purchased energy costs. Reductions in paper machine operating schedules in France and the United States, due to decreased production volumes, caused lower absorption of mill fixed costs and negatively impacted operating profit by $1.9 million during the first nine months of 2007. The weaker U.S. dollar, primarily versus the Brazilian real, had a $1.9 million unfavorable impact on the operations results comparison. Nonmanufacturing expenses increased by $5.5 million, or 13 percent, through September 2007 compared with 2006 due primarily to increases in compensation and legal expenses.

A $0.5 million income tax provision was recognized through the third quarter of 2007 compared with a $1.0 million income tax benefit recognized through the same period in 2006. Both periods were impacted by tax benefits of third quarter losses created by restructuring expenses and resulting impacts on the full-year projected taxable earnings.

Minority interest of $6.0 million increased by $3.0 million due to improved results at LTR.

Net income for the first nine months of 2007 was $0.9 million compared with $3.6 million during the first nine months of 2006.  Diluted earnings per share were $0.06 for the September 2007 year-to-date period compared with $0.23 for the same period in 2006.  Excluding restructuring expenses from both periods, diluted earnings per share for the first nine months of 2007 would have been $1.04 per share compared with $0.91 per share during the same period in 2006, an increase of 14 percent.

Cash Flow and Quarterly Dividend

Capital spending was $8.5 million during the third quarter of 2007 compared with $3.3 million during the prior-year quarter.  Capital spending for the restructuring-related investments at PdM totaled $2.4 million during the third quarter of 2007 and is expected to total $25 million upon completion, which will now occur in early 2008. Spending for the rebuild of a paper machine in Brazil totaled $0.6 million during the third quarter and is expected to total $11 million upon completion during the fourth quarter of 2007. In part due to the later completion of the PdM investments, capital spending for the full year of 2007 will now likely be in the range of $45 to $55 million, while capital spending for 2008 will likely be in the range of $25 to $35 million. Additionally, spending for capitalized software totaled $2.4 million during the third quarter of 2007, primarily for a project in France, and is expected to total $8 to $10 million for the full year.

Pension contributions during the third quarter of 2007 totaled $3.0 million and are expected to total $7 million for the full year. Cash payments of $2.1 million for severance expenses occurred during the third quarter of 2007 and are expected to total approximately $8 to $10 million during 2007. Equity investments for Schweitzer-Mauduit’s tobacco-related papers joint venture in China were $3.8 million during the third quarter of 2007 and are expected to total approximately $13 million for the full year.

The projected full-year cash requirements in 2007 for capital projects, deferred software development spending, pension contributions, employee severance payments and joint venture equity payments now total approximately $80 to $90 million. These cash requirements are expected to be funded primarily through internally generated cash flow. Through September 2007, net debt was essentially unchanged at $84.0 million compared with year-end 2006, reflecting an $8.0 million decrease during the third quarter.

Cash provided by operations totaled $30.7 million for the third quarter of 2007 and $52.6 million year to date, an increase of 8 percent and 4 percent, respectively. Changes in working capital increased cash provided by operations by $21.3 million during the third quarter of 2007.

Schweitzer-Mauduit is announcing a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on December 10, 2007 to stockholders of record on November 12, 2007.

Business Comments and Outlook

Mr. Deitrich added, “Excluding restructuring expenses, earnings in the third quarter were at the highest level since the fourth quarter of 2004. Further, earnings have grown over the prior-year comparison each quarter this year. However, we continue to face business challenges associated with execution of the significant level of restructuring underway across the company. We are pleased with the earnings growth experienced so far in 2007 in certain of our product areas, but we continue to sound a cautionary note about weakness in the sales of traditional tobacco-related papers that has been the primary source of our earnings volatility over the last several quarters.

“Earnings for reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes improved in comparison with the first nine months of 2006, ahead of our internal expectations, and the third quarter 2007 results for these products continued this year’s trend of sequential quarterly improvements. Improved earnings for reconstituted tobacco leaf products reflected year-to-date sales and production volume growth, which we expect to continue. Sales of cigarette paper for lower ignition propensity cigarettes continue to positively contribute to our operating results.  A total of 22 states, representing approximately 40 percent of U.S. cigarette consumption, have enacted lower ignition propensity regulations that will progressively become effective through January 2009. During the third quarter, we initiated operations at our new production facility in South Carolina dedicated to expanding our processing capacity and capabilities to meet the growing demand for this cigarette paper. With further increases in sales volumes of this cigarette paper, combined with improvements in manufacturing costs, we expect continued gains in this product’s results.

“As we signaled in our second quarter earnings press release, we announced additional restructuring activities in France, the United States and Brazil on October 1, 2007. These actions, although regrettable in terms of the impact on the affected employees and the local communities in which our mills have long operated, are necessary to restore a balance between effective and profitable utilization of our papermaking capacity and available demand. We are confident that the restructuring activities underway across Schweitzer-Mauduit will not only improve earnings once fully implemented, but will also improve the stability of our earnings by decreasing exposure to the weaker North American and western European markets for tobacco-related papers. Upon full implementation, the recently announced restructuring activities are expected to generate annual pre-tax benefits of approximately $21 to $23 million, or $0.88 to $0.96 per share.  Full realization of earnings improvement from these actions is not certain and is dependent upon other factors that impact on our business, including continuing weakness in cigarette consumption in developed parts of the world.

“On the cost front, during the third quarter we realized an increase in the benefits from cost reduction initiatives undertaken to offset inflation. Inflation has been consistent through the first nine months of 2007, totaling $7.9 million, or $0.33 per share. This is approximately 60 percent of the rate realized in 2006. However, the benefits of cost reduction activities have more than offset inflationary cost increases so far in 2007.

“As evidenced by the wide range of quarterly earnings for Schweitzer-Mauduit dating back to 2006, establishing an accurate projection for full-year results is difficult. This will likely continue given the changes in our business that are underway. Year-to-date 2007 earnings, excluding restructuring expenses, of $1.04 per share are already at the low end of our second quarter guidance of $1.00 to $1.15 per share for full year results. We now foresee full year 2007 earnings per share likely exceeding the high end of this range. The fourth quarter of 2007 is expected to be weaker than the third quarter of this year given planned downtime for the paper machine rebuild in Brazil and normal operational downtime in our mills around the year-end holidays. Diluted earnings per share in 2008, excluding restructuring expenses, are expected to consistently exceed prior-year comparisons and $1.50 per share for the full year. Growth in earnings in 2008 is expected to come from increased sales volumes for reconstituted tobacco leaf products and cigarette paper for lower ignition propensity cigarettes as well as from the benefits of the announced restructuring activities.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review third quarter 2007 results with investors and analysts at 10:30 a.m. eastern time on Thursday, October 25, 2007.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2006, 49 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and cigarette paper for lower ignition propensity cigarettes.  A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced production volumes.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses. Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations. Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next. By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED SEPTEMBER 30, (U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2007	2006	Change

Net Sales	$184.2	$161.5	+	14.1%
Cost of products sold	153.8	138.8	+	10.8
Gross Profit	30.4	22.7	+	33.9

Selling expense	5.3	5.0	+	6.0
Research expense	1.9	1.7	+	11.8
General expense	8.0	6.4	+	25.0
Total nonmanufacturing expenses	15.2	13.1	+	16.0

Restructuring expense	18.2	12.4	+	46.8

Operating Loss	(3.0)	(2.8)	+	7.1
Interest expense	1.6	1.5	+	6.7
Other income, net	—	(0.3)		N.M.
Loss Before Income Taxes, Minority Interest and Loss from Equity Affiliates	(4.6)	(4.0)	+	15.0
Benefit for income taxes	(2.6)	(3.4)	-	23.5
Minority interest in earnings of subsidiaries	2.2	1.0		N.M.
Loss from equity affiliates	0.1	0.1		—
Net Loss	$(4.3)	$(1.7)		N.M. %

Net Loss Per Share:
Basic	$(0.27)	$(0.11)	+	73.9%

Diluted	$(0.27)	$(0.11)	+	73.9%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,563,400	15,403,800

Diluted, including Common Share Equivalents	15,839,400	15,490,300

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2007	2006	Change

Net Sales	$526.3	$489.0	+	7.6%
Cost of products sold	441.6	419.5	+	5.3
Gross Profit	84.7	69.5	+	21.9

Selling expense	16.3	16.5	-	1.2
Research expense	5.9	5.4	+	9.3
General expense	26.1	20.9	+	24.9
Total nonmanufacturing expenses	48.3	42.8	+	12.9

Restructuring expense	24.3	16.3	+	49.1

Operating Profit	12.1	10.4	+	16.3
Interest expense	4.4	4.3	+	2.3
Other expense, net	0.1	0.3	-	66.7
Income Before Income Taxes, Minority Interest and Loss from Equity Affiliates	7.6	5.8	+	31.0
Provision (benefit) for income taxes	0.5	(1.0)		N.M.
Minority interest in earnings of subsidiaries	6.0	3.0		N.M.
Loss from equity affiliates	0.2	0.2		—
Net Income	$0.9	$3.6	-	75.0%

Net Income Per Share:
Basic	$0.06	$0.23		N.M.	%

Diluted	$0.06	$0.23		N.M.	%

Dividends Declared Per Share	$0.45	$0.45

Average Common Shares Outstanding:
Basic	15,555,500	15,386,100

Diluted, including Common Share Equivalents	15,815,700	15,516,300

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (U.S. $ IN MILLIONS)

	September 30,	December 31,
Unaudited	2007	2006

ASSETS
Cash and cash equivalents	$8.6	$13.7
Accounts receivable	99.2	88.9
Inventories	126.1	119.2
Other current assets	12.9	14.3
Net property, plant and equipment	434.6	416.8
Other noncurrent assets	67.3	44.2
Total Assets	$748.7	$697.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$11.7	$17.1
Other current liabilities	188.3	150.9
Long-term debt	80.9	80.2
Pension and other postretirement benefits	49.5	54.2
Deferred income tax liabilities	27.3	29.0
Deferred revenue	19.4	24.1
Other noncurrent liabilities	25.6	23.0
Total Liabilities	402.7	378.5
Minority interest	23.2	15.6
Stockholders’ equity	322.8	303.0
Total Liabilities and Stockholders’ Equity	$748.7	$697.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS)

Unaudited	2007	2006

Net income	$0.9	$3.6
Depreciation and amortization	29.3	28.8
Restructuring impairment/accelerated depreciation	12.8	4.6
Amortization of deferred revenue	(4.7)	(4.5)
Deferred income tax benefit	(11.1)	(5.9)
Minority interest in earnings of subsidiaries	6.0	3.0
Other items	(0.8)	(0.3)
Net changes in operating working capital	20.2	21.2
Cash Provided by Operations	52.6	50.5

Capital spending	(26.8)	(5.4)
Capitalized software costs	(6.9)	(1.6)
Equity investment in foreign subsidiaries	(10.3)	(2.5)
Other investing	(1.8)	(5.5)
Cash Used for Investing	(45.8)	(15.0)

Cash dividends paid to SWM stockholders	(7.1)	(7.0)
Cash dividends paid to minority interest	—	(3.7)
Changes in debt	(6.2)	(24.9)
Purchases of treasury stock	(4.0)	—
Other financing	4.8	2.2
Cash Used for Financing	(12.5)	(33.4)

Effect of Exchange Rate Changes on Cash	0.6	0.1

Increase (Decrease) in Cash and Cash Equivalents	$(5.1)	$2.2

-more-

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended September 30,				For the nine months ended September 30,
	2007	2006	% Change		2007	2006	% Change

France	$112.5	$95.6	+	17.7%	$315.5	$285.6	+	10.5%
United States	58.5	51.5	+	13.6	171.6	169.7	+	1.1
Brazil	19.2	18.5	+	3.8	53.7	49.5	+	8.5

Subtotal	190.2	165.6			540.8	504.8

Intersegment sales by:
France	(1.2)	(1.7)			(3.5)	(8.8)
United States	(0.8)	(0.4)			(2.3)	(0.8)
Brazil	(4.0)	(2.0)			(8.7)	(6.2)

Consolidated	$184.2	$161.5	+	14.1%	$526.3	$489.0	+	7.6%

Operating Profit (Loss)

	For the three months ended September 30,					For the nine months ended September 30,
	2007	2006	% Change			2007	2006	% Change

France	$7.6	$(1.1)		N.M.	%	$20.8	$12.8	+	62.5%
United States	(7.3)	0.1		N.M.		0.6	3.3	-	81.8
Brazil	(0.9)	(0.1)		N.M.		(1.1)	(0.2)		N.M.
Unallocated expenses	(2.4)	(1.7)	+	41.2		(8.2)	(5.5)	+	49.1

Consolidated	$(3.0)	$(2.8)	+	7.1%		$12.1	$10.4	+	16.3%

Restructuring Expense

	For the three months ended September 30,		For the nine months ended September 30,

	2007	2006	2007	2006

France	$5.8	$10.6	$11.2	$11.3
United States	12.0	1.8	12.7	5.0
Brazil	0.4	—	0.4	—

Consolidated	$18.2	$12.4	$24.3	$16.3

Operating Profit (Loss) Without Restructuring Expense*

	For the three months ended September 30,				For the nine months ended September 30,
	2007	2006	% Change		2007	2006	% Change

France	$13.4	$9.5	+	41.1%	$32.0	$24.1	+	32.8%
United States	4.7	1.9		N.M.	13.3	8.3	+	60.2
Brazil	(0.5)	(0.1)		N.M.	(0.7)	(0.2)		N.M.
Unallocated expenses	(2.4)	(1.7)	+	41.2	(8.2)	(5.5)	+	49.1

Consolidated	$15.2	$9.6	+	58.3%	$36.4	$26.7	+	36.3%

* Operating Profit Without Restructuring Expense is a non-GAAP financial measure that is calculated by adding Restructuring expense to Operating Profit.

N.M. - Not Meaningful

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